Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-208924 on Form S-3 and in Registration Statements No. 333-208876, No. 333-197706, No. 333-62780, No. 333-63186, No. 333-130605, No. 333-153202, No. 333-153770, No. 333-169961 and No. 333-181150 on Form S-8 of our reports dated February 29, 2016 relating to the consolidated financial statements of Willis Towers Watson Public Limited Company and subsidiaries, and the effectiveness of Willis Towers Watson Public Limited Company and subsidiaries internal control over financial reporting, appearing in this Annual Report on Form 10-K of Willis Towers Watson Public Limited Company and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte LLP
London, United Kingdom
February 29, 2016